Exhibit 99.1
W HOLDING COMPANY, INC.,
THE HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
(WHI)
INFORMS STATUS ON FINANCIAL REPORTING; UPDATES STATUS OF LISTING
CRITERIA WITH THE NEW YORK STOCK EXCHANGE;
AND TEMPORARLY SUSPENDS DIVIDENDS
MAYAGUEZ, Puerto Rico, February 17, 2009 — W Holding Company, Inc. (NYSE: WHI) (the “Company”), the bank holding company of Westernbank Puerto Rico (the “Bank”), informed today that the Annual Report on Form 10-K for the year ended December 31, 2007 is substantially completed. Management expects to conclude and file the same shortly. The Form 10-K will be filed to include the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2007, to reflect the restatement of the Company’s previously issued audited consolidated financial statements and related notes for the years ended December 31, 2006 and 2005.
Commenting on this matter, Mr. Frank C. Stipes, Chairman, President and Chief Executive Officer of the Company stated: “These are challenging times in the banking industry and while we have put so much effort into the restatement process to get the financial statements filed for 2007 and back to timely reporting, we have also remained focused on our core banking business.”
Mr. Stipes continued saying, “Management is taking the Bank back to basic with its strong client oriented service culture and a community bank approach that are and have been the roots of this organically grown institution through solidity, profitability, and diversified growth.”
The Company also announced today that the New York Stock Exchange (“NYSE”) has notified the Company that the price of the Company’s common stock was back in compliance with the NYSE Listed Company Manual Section 802.01C, requiring at least a $1.00 per share average closing price over 30 consecutive trading days. On its July 18, 2008 Current Report on Form 8-K filed with the Securities and Exchange Commission, the Company announced that it was advised by the NYSE that the Company was not in compliance with NYSE Listed Company Manual Section 802.01C because the average closing price of the Company’s common stock has been less than $1.00 for 30 consecutive trading days. The Company’s Board of Directors and stockholders previously approved a 1-for-50 reverse stock split of the Company’s common stock with the intent to regain compliance with the NYSE’s price criteria.
Commenting on this matter, Mr. Stipes stated: “With the price of our common stock back in compliance with NYSE price criteria, we have completed another important step in our strategic long term plan. This action provides our shareholders with continued access to the world’s largest stock exchange, which results in added liquidity and low transaction costs.”
Mr. Stipes continued by saying, “This is the largest organically grown bank and company in the history of Puerto Rico. This bank was not made up by consolidations, mergers, or acquisitions, but by the ideals, passion, sweat, efforts, and commitment of hard working people, such as our clients, fellow officers, and employees, as well as stockowners that believed, and still do, in the values of our land, our businesses, and most of all, of our people.
The People’s Bank, by which this Bank is known, is not just a slogan, it’s a conviction.
Those of us, that are directly or indirectly part of our Island and our Bank, hold true in our hearts, minds, and in our relentless commitment this ideal, to do and accomplish what we have planned for the Island of Puerto Rico, our people, and our Bank for 2009 and onward.
Therefore, as one of Puerto Rico’s most important and significant lenders in the business, mortgage and commercial sector, we, at Westernbank, are committed to work with our clients and help stimulate and pull this economy out of the difficulties it is in, by providing the confidence, trust and financial support needed in times like these.”

The Company simultaneously announced that the Company’s Board of Directors (the “Board”) approved to temporarily suspend all monthly dividends on the Company’s common stock and on all outstanding series of its preferred stock, effective with the payment to be made on March 16, 2009, applicable to stockholders of record as of February 28, 2009. Mr. Stipes indicated this to be a difficult but prudent capital management decision designed to further strengthen the Bank’s capital position. Mr. Stipes indicated that any and all measures, such as these, are and will be taken as deemed appropriate. He acknowledged, on behalf of the Board of Directors, how hard and difficult it is for many Puerto Rican residents and American citizens not to receive their monthly dividend, the first time this measure has been taken in the Bank’s history. However, he indicated that as soon as economic conditions may warrant under sound and prudent criteria, the Board of Directors will review again, when appropriate, the reestablishment of dividend payments.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for fiscal year 2007, when filed. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 49 full-fledged branches, including 26 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area, and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. Westernbank is the largest lender and employer in the southwestern region of Puerto Rico; the second largest minority held institution in the entire United States; and the largest commercial lender in the Island of Puerto Rico.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.

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